EXHIBIT 10.44

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
OF
THE UNITED ILLUMINATING COMPANY
NON-GRANDFATHERED BENEFIT PROVISIONS

i

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
OF
THE UNITED ILLUMINATING COMPANY
NON-GRANDFATHERED BENEFIT PROVISIONS

ARTICLE I

PURPOSE OF PLAN

Effective as December 1, 1994, The United Illuminating Company established the "Supplemental Executive Retirement Plan of The United Illuminating Company" (the "Plan").  The purpose of the Plan is to provide, on an unfunded basis, certain benefits that, because of limitations under the Code, cannot be provided under The United Illuminating Company Pension Plan.  The Plan also is designed to provide supplemental executive retirement benefits to a select group of management and highly compensated employees of The United Illuminating Company (the “UI”), UIL Holdings Corporation (“UIL” or the “Company”) and certain of its affiliated employers who may, from time to time, be designated as a Participating Employer.  A list of Participating Employers shall be attached to this Plan as Exhibit A.

The Plan is intended to be an unfunded, non-qualified deferred compensation plan for a select group of management and highly compensated employees, as described in Sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act (“ERISA”).  This portion of the Plan is also intended to be a non-qualified deferred compensation plan within the meaning of Code Section 409A.

The terms of the Plan as set forth in this Plan document apply solely with respect to accruals pursuant to the terms of the Plan on and after January 1, 2005, and with respect to accruals made pursuant to the terms of the Plan before January 1, 2005, that vest on or after January 1, 2005 (“Non-Grandfathered Benefits”).  With respect to accruals made pursuant to the terms of the Plan before January 1, 2005, that vested prior to January 1, 2005 (“Grandfathered Benefits”), the terms of the Plan are as described in the separate Plan document relating to “Grandfathered Benefits.”  With respect to amounts subject to this Plan document, this Plan document supersedes the prior Plan document (as amended from time to time).

ARTICLE II

DEFINITIONS

Wherever used in this Plan, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

“Affiliate” shall mean any corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

"Annual Additions" shall have the same meaning as set forth in Section 415(c)(2) of the Code.

"Beneficiary" shall mean the person or persons entitled to a benefit under the Plan upon the Participant's death.  With respect to married Participants, a Participant’s spouse shall be the Participant’s Beneficiary unless such spouse has consented to the naming of an alternate Beneficiary in accordance with the terms of the Pension Plan.

“Board of Directors” means the Board of Directors of the Company (or any successor thereto).

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

"Committee" shall mean the Compensation and Executive Development Committee of the Company, which shall administer this Plan as set forth in Sections 8.04 and 8.06.

“Company” shall mean UIL Holdings Corporation, Inc.

"Compensation" shall have the same meaning as provided in the Pension Plan, but without the limitation imposed by Section 401(a)(17) of the Code and shall include salary and short term incentive amounts deferred by the Participant under The UIL Holdings Corporation Deferred Compensation Plan with respect to each Plan Year.

“Disability” (or “Disabled”) means the date a Participant becomes disabled within the meaning of Code Section 409A.  Generally, this means that the Participant is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer, or (c) is determined to be totally disabled by the federal Social Security Administration.  The date a Participant is deemed to be Disabled for purposes of the Plan shall be determined by the Committee.

"Employee" shall mean a person in the employ of the Employer.

"Employer" shall mean the Company and its Affiliates.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Management Executive” shall mean a senior management employee who is not an elected officer.

"Participant" shall mean any Employee who meets the eligibility requirements of Section 3.01 and has entered the Plan in accordance with the provisions of Section 3.02.  A Participant shall remain a Participant even if he or she no longer is eligible to accrue additional benefits hereunder, until his or her Accrued Benefit has been completely distributed from the Plan or forfeited.

"Participating Employer" shall mean the Company and each Affiliate that with the permission of the Committee has approved the Plan for participation by their Employees.

"Pension Plan" shall mean The United Illuminating Company Pension Plan, as amended from time to time.

"Plan" shall mean The Supplemental Executive Retirement Plan of The United Illuminating Company (also know as The United Illuminating Company Supplemental Executive Retirement Plan), as amended from time to time, and as set forth in this document entitled “Supplemental Executive Retirement Plan of The United Illuminating Company – Non-Grandfathered Benefit Provisions” and the document entitled “Supplemental Executive Retirement Plan of The United Illuminating Company - Grandfathered Benefit Provisions.”

"Plan Year" shall mean a period of one year commencing with January 1.

“Separation from Service” shall mean a Separation from Service within the meaning of Code Section 409A and related regulations.  The Committee will determine, in accordance with Code Section 409A, whether a Separation from Service has occurred.

(i)  An Employee incurs a Separation from Service upon termination of employment with the Employer.  Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

(ii)  An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of the six-month anniversary of the commencement of the leave or the expiration of the Employee’s right, if any, to reemployment under statute or contract.

(iii)  For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in this Article II, except that for purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least 50% shall be determinative.

(iv)  The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.  Such determination shall be made in accordance with the requirements of Code Section 409A.

“Specified Employee” means a Specified Employee as defined for purposes of Code Section 409A and related regulations.  Specified Employee means an Employee who, as of the date of his or her Separation from Service, is a “key employee” of the Company or any Affiliate, any stock of which is actively traded on an established securities market or otherwise.  An Employee is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date.  Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.  In the event of corporate transactions described in Treasury Regulation Section 1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Committee elects to utilize the available alternative methodology through designations made within the timeframes specified therein.  For purposes of this definition, Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Committee; and Specified Employee Identification Date means December 31, unless the Committee has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company.

"Supplemental Pension Benefit" shall mean the benefit determined in accordance with the provisions of Article IV.

ARTICLE III

ELIGIBILITY TO PARTICIPATE

3.01           Eligibility Requirements.

(a)  An Employee shall be eligible to participate in this portion of the Plan with respect to the benefits provided under Article IV if he or she is:

(1) an elected officer or a Management Executive of an Employer; and

(2) is a participant in the Pension Plan; and

(3)	(i)	has annual Compensation in excess of the limit that can be recognized under Section 401(a)(17) of the Code for purposes of the Pension Plan; or

(ii)	has an accrued benefit under the Pension Plan that has been limited under Section 415 of the Code; or

(iii)	has made salary or short-term incentive deferrals under the UIL Deferred Compensation Plan, which amounts cannot be taken into account as ‘compensation’ for the Pension Plan; or

(iv)
is entitled to a supplemental, non-qualified pension benefit which is calculated by reference to the Pension Plan pursuant to the terms of his or her employment agreement, severance agreement or early retirement incentive package, as applicable (a “contract adjustment”), that constitutes deferred compensation within the meaning of Code Section 409A and which is not actually paid, or by its terms to be paid, from other than this Plan, in which case the terms of said contract adjustment are incorporated herein by reference.

Notwithstanding the foregoing, on and after the date hereof, no eligible Employee shall become a Participant unless and until the Committee has affirmatively designated the Employee as a Participant in the Plan and has designated the effective date of participation.

(b)  Unless otherwise expressly provided by the Committee, in the event that a Participant ceases benefit accruals or is otherwise no longer an active participant in the qualified Pension Plan, the Participant shall cease future benefit accruals under this Plan as well.

3.02           Effective Date of Participation.  Each Participant in the Plan as of December 31, 2004 shall continue as a Participant in this portion of the Plan as of January 1, 2005.  Each other eligible Employee shall become a Participant in this portion of the Plan as of the date on which he or she meets the eligibility requirements specified in Section 3.01(a) and has been designated as a Participant by the Committee.

3.03           Termination of Participation.  A Participant shall cease to accrue benefits hereunder as of the date he or she ceases to meet the above eligibility requirements; provided, however, that accrued benefits as of such date shall not be reduced and shall be paid as provided herein.

ARTICLE IV

SUPPLEMENTAL PENSION BENEFIT

4.01           Eligibility for Supplemental Pension Benefit.  No Participant shall be entitled to Supplemental Pension Benefits under this Plan unless that individual is a participant in the Pension Plan and has been credited with at least five (5) years of Vesting Service with the Company or another Participating Employer (as determined under the Pension Plan).

If a Participant’s employment with the Company or any Participating Employer shall terminate in such manner (whether by death, Disability, retirement or otherwise) as to render the Participant or the Participant’s Beneficiary eligible to receive benefits under the Pension Plan, as of the date of the Participant’s Separation from Service date, the Participant or the Participant’s Beneficiary shall be eligible to receive a Supplemental Pension Benefit.

Notwithstanding anything to the contrary herein, in the event a Participant’s employment with the Company (or any other Participating Employer) is terminated by the Company (or other Participating Employer) for Cause or voluntarily by the Participant without timely notice (as determined by the Committee and in accordance with the terms of the Participant’s employment agreement, if applicable), the Participant’s Supplemental Pension Benefit hereunder shall be forfeited and no benefits hereunder shall be paid to such Participant or such Participant’s Beneficiary.

4.02           Calculation of Non-Grandfathered Supplemental Pension Benefit.  A Participant's Supplemental Pension Benefit under this portion of the Plan (“Non-Grandfathered Benefit”) shall equal the excess, if any, of (a) minus (b) where:

(a)  is the annual benefit, expressed as a life annuity commencing at the Participant Normal Retirement Date (as defined for purposes of the Pension Plan) to which the Participant (or a Participant's Beneficiary) would be entitled under the Pension Plan as of the date of such Participant's Separation from Service, determined:

(i)  without the limitation on annual compensation imposed by Section 401(a)(17) of the Code;

(ii)  without the limitation on annual benefits imposed by Section 415 of the Code;

(iii)  based on Compensation as defined for purposes of this portion of the Plan; and

(iv)  with any enhanced formula (e.g., a 2% benefit multiplier instead of 1.6%), enhanced compensation and/or imputed years of service included for benefit accrual purposes as provided in the Participant’s contract adjustment (as provided in Section 3.01(a)(iv)), the terms of which are incorporated herein by reference;

and

(b)  is the annual benefit, if any, expressed as a life annuity commencing at the Participant’s Normal Retirement Date, which is derived from Employer contributions and which is payable to a Participant (or a Participant's Beneficiary) under the Pension Plan as of the date of the Participant's Separation from Service.  Such benefit shall be calculated:

(i)  with the limitation on annual compensation imposed by Section 401(a)(17) of the Code;

(ii)  with the limitation on annual benefits imposed by Section 415(b) and Section 415(e) of the Code; and

(iii)  based on compensation as defined for purposes of the Pension Plan.

Notwithstanding the foregoing, if a Participant has a Grandfathered Benefit, as provided under the Plan document entitled “Supplemental Executive Retirement Plan of The United Illuminating Company - Grandfathered Benefit Provisions,” such Participant’s Non-Grandfathered Benefit under this portion of the Plan shall be the benefit calculated as above, but further reduced by the value of the Participant’s Grandfathered Benefit, determined as of the date of such Participant’s Separation from Service.

4.03           Methodology and Assumptions in Calculating Supplemental Pension Benefit.  The calculation of a Supplemental Pension Benefit shall be performed by the consulting actuary for the Pension Plan, and the interpretations of such actuary shall be final and binding on the Employer, the Participant and the Participant's Beneficiary.  Except as otherwise expressly provided in a Participant’s contract adjustment, (a) the early retirement reduction factors and factors to be used in converting one form of benefit to another will be determined by the consulting actuary for the Pension Plan on the basis of the actuarial assumptions provided in the Pension Plan for such purpose; and (b) all lump sum distributions shall be calculated as the actuarial equivalent of an annuity payable at Normal Retirement Date.

ARTICLE V

PERMISSIBLE PAYMENT EVENTS; ELECTIONS REQUIRED OF PARTICIPANTS

5.01           Payment Events.  Non-Grandfathered Supplemental Pension Benefits shall become payable, if at all, upon the Participant’s Separation from Service (whether on account of death, Disability, retirement or otherwise).  Benefits will be paid (or commence to be paid) as of the Participant’s Benefit Commencement Date.

5.02           Initial Elections and Forms of Benefit.

(a)           Except as otherwise provided in this Section 5.02 or in any contract adjustment, any Employee who is not already a Participant who is or may become eligible to be a Participant may file an Benefit Distribution Election, on a form and in the manner acceptable to the Committee, electing a form of distribution of retirement benefits hereunder from among the following actuarially equivalent options.  Such initial Benefit Distribution Election shall be filed no later than December 20th (or such later date as determined by the Committee, but in no event later than December 31st) of the year preceding the year in which the eligible Employee becomes a Participant.  All actuarially equivalent life annuity benefit forms shall be deemed to be a single payment for purposes of the subsequent deferral rules of Section 5.03, below.

(1)           Life Annuity Benefits.

(i)           Single Life Annuity:  monthly annuity benefits payable for the life of the Participant;

(ii)           Joint and 50% Survivor Annuity:  monthly annuity benefits payable for the life of the Participant, and continuing for the life of a joint annuitant at a 50% reduced amount if the joint annuitant survives the Participant;

(iii)           Pop-up Annuity:  a modified joint and 50% survivor annuity actuarially reduced, in order to provide that if the Participant’s spouse or other joint annuitant predeceases the Participant after benefits have commenced, the amount of the Participant’s monthly benefit shall be restored to the level it would have been had the Participant retired with a single life annuity form of payment in effect;

(iv)           Joint and 75% Survivor Annuity (for Benefit Commencement Dates on or after January 1, 2008 only):  monthly annuity benefits payable for the life of the Participant, and continuing for the life of a joint annuitant at a 75% reduced amount if the joint annuitant survives the Participant; or

(v)           A Joint and 100% Survivor Annuity:  monthly annuity benefits payable for the life of the Participant, with the same amount continuing for the life of a joint annuitant if the joint annuitant survives the Participant.

(2)           Term Certain Life Annuity Benefits.

(i)           Ten Year Certain: a single life annuity payable over the life of the Participant with payments guaranteed for ten (10) years certain; or

(ii)           Fifteen Year Certain: a single life annuity payable over the life of the Participant with payments guaranteed for fifteen (15) years certain.

(3)           Lump Sum Benefit.

(i)           A Single Lump Sum that is the actuarial equivalent of the accrued benefit to which the Participant would have otherwise been entitled at his Normal Retirement Date.

(b)           In the event a Participant does not timely file an initial Benefit Distribution Election or for any other reason does not have a Benefit Distribution Election on file with the Committee, the Participant will be deemed to have elected to receive benefits in the Lump Sum form of benefit.

(c)           Notwithstanding the foregoing, to the extent permitted under Treasury Regulation Section 1.409A-2(a)(7)(iii), with respect only to that portion of the Plan that provides benefits solely in excess of the qualified plan limitations contained in Section 415 and Section 401(a)(17) of the Code (the “Excess Benefit” portion of the Plan), a Participant’s election as to form of payment shall be considered to be timely, if it is filed within 30 days following the end of the first taxable year in which the Participant accrues a benefit under the Plan.

(d)           Code Section 409A Transition Relief.  Employees who were Participants in the Plan as of January 1, 2005 or who became Participants on or after January 1, 2005 and before December 31, 2008 may file Benefit Distribution Elections during the period from January 1, 2005 through December 31, 2008 with respect to benefits accrued prior to the Election, provided the Election is timely made and in accordance with the transition relief published by the Internal Revenue Service in Notice 2005-1, Notice 2006-64, Notice 2007-86, the preamble to the proposed regulations under Code Section 409A and other IRS guidance.

(e)           Death Benefits.  Notwithstanding the foregoing, if a Participant has a Separation from Service on account of death after acquiring a nonforfeitable right to all (or any portion) of his Accrued Benefit from Employer contributions under the Pension Plan and if the Participant's Beneficiary shall be entitled to a survivor benefit under the Pension Plan, it shall be assumed for purposes of this Plan that the Participant had elected a joint and 50% survivor annuity form of payment, had a Separation from Service on the date preceding his date of death, and then died the next day.  If the Participant should die following his or her Separation from Service date, death benefits, if any, shall be payable to the spouse or other Beneficiary of the Participant in accordance with the form of payment in effect at the time of the Participant's death, and any lump sum payment that has been elected but not yet paid to the Executive as of the Executive’s date of death will be paid to the Executive’s beneficiary, provided, however, that any lump sum form of payment that has not yet been paid to the Participant as of the Participant’s date of death will be paid to the Participant’s Beneficiary on the date that would have otherwise been the Participant’s Benefit Commencement Date.

(f)           Benefit Commencement Date.  A Participant’s Benefit Commencement Date shall be the first day of the month immediately following the Participant’s Separation from Service (whether on account of death, Disability, retirement or otherwise), unless (i) the Participant has elected a lump sum, in which case the Participant’s Benefit Commencement Date shall be the first day of January of the year following the Participant’s Separation from Service; or (ii) the Participant has elected a later date pursuant to the Code Section 409A transition relief, or as permitted in accordance with Section 5.03, below, in which case the Participant’s Benefit Commencement Date shall be the date elected pursuant to the Code Section 409A transition relief or Section 5.03, as the case may be.  Notwithstanding the foregoing, at any time the Company is publicly traded on an established securities market (as defined for purposes of Code Section 409A) and a distribution is to be made to a Specified Employee (as defined for purposes of Code Section 409A(a)(2)(B)(i)) on account of a Separation from Service, no distribution of a Non-Grandfathered Benefit shall be made to the Specified Employee on account of such Separation from Service before the date which is six months after the date of the Specified Employee’s Separation from Service or, if earlier, the date of death of the Specified Employee (the “Distribution Restriction Period”).  To the extent that such Employee would otherwise have been entitled to annuity distributions during the Distribution Restriction Period, such amounts shall be accumulated, without interest and paid in a single sum, together with the next annuity payment on the next following annuity payment date after the Distribution Restriction Period ends.  If a Participant otherwise would be entitled to a lump sum distribution during the Distribution Restriction Period, the payment of such lump sum shall be made on the first business day of the first month following the end of the Distribution Restriction Period without adjustment for the delay in payment.

5.03           Subsequent Elections; Change of Benefit Distribution Elections.  A Participant may change his or her Benefit Distribution Election by filing a subsequent written election with the Committee, provided, however, that

(a)           such subsequent election is approved by the Committee and is consistent with the Benefit Commencement Dates and the forms of benefit permitted under Section 5.02, above;

(b)           such subsequent election does not take effect until at least 12 months after the date on which the subsequent election is made;

(c)           with respect to an election relating to a distribution on account of a Separation from Service (or any other permitted distribution event under Code Section 409A, other than Disability, or death), the Benefit Commencement Date of the payment is deferred for a period of not fewer than 5 years from the date payment would otherwise have commenced; and

(d)           with respect to any election relating to a distribution to be made (or commence) as of a specified date or pursuant to a fixed schedule, the subsequent election is made not less than 12 months prior to the date of the first scheduled payment.

No change of election shall permit the acceleration of the time or schedule of any payment under the Plan, except as may be provided by regulation or other guidance issued pursuant to Code Section 409A(a)(3).  A change in the form of a payment from one type of life annuity to another type of annuity before any annuity payment has been made shall not be considered to be a change in the time and form of payment requiring compliance with this Section 5.03, provided that the annuities are actuarially equivalent applying reasonable actuarial assumptions.  This paragraph is intended to be (and shall be interpreted to be) consistent with Code Section 409A(a)(3), Code Section 409A(a)(4)(C) and related guidance.

5.04           Cash-outs, Accelerations or Delays.

(a)           Small Lump Sum Cash-Out.  Notwithstanding the above, the Committee may, in its sole discretion, which shall be evidenced in writing no later than the date of payment, elect to pay the value of a Participant’s benefit in a single lump sum cash-out in accordance with Treas. Reg. Section 1.409A-3(j)(4)(v).

(b)           Acceleration of or Delay in Payments.  The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4).  The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).

ARTICLE VI

FUNDING

6.01           Funding.  The Employer shall be under no obligation to establish a fund or reserve in order to pay the benefits under this portion of the Plan.  The Employer shall be required to make payments only as benefits become due and payable.  No person shall have any right, other than the right of an unsecured general creditor, against the Employer with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant or Beneficiary.  Notwithstanding the foregoing, in order to pay benefits under this portion of the Plan, the Employer may establish a grantor trust (hereinafter the "Trust") within the meaning of Section 671 of the Code.  The assets in such Trust shall at all times be subject to the claims of the general creditors of the Employer in the event of the Employer's bankruptcy or insolvency, and neither the Plan nor any Participant or Beneficiary shall have any preferred claim or right to, or any beneficiary ownership interest in, any such assets of the Trust prior to the time such assets are paid to a Participant or Beneficiary as a Supplemental Pension Benefit, and all rights created under this portion of the Plan and said Trust shall be unsecured contractual rights of a Participant or Beneficiary against the Employer.

ARTICLE VII

CLAIMS PROCEDURES

7.01           Filing a.  Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim.  Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

(a)           In General.  Notice of a denial of benefits (other than Disability benefits) will be provided within ninety (90) days of the Committee’s receipt of the Claimant's claim for benefits.  If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial ninety (90) day period.  The extension will not be more than ninety (90) days from the end of the initial ninety (90) day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)           Disability Benefits.  Notice of denial of Disability benefits will be provided within forty-five (45) days of the Committee’s receipt of the Claimant’s claim for Disability benefits.  If the Committee determines that it needs additional time to review the Disability claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial forty-five (45) day period.  If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional thirty (30) days.  If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial thirty (30) day extension.  Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues.  A Claimant will be provided a minimum of forty-five (45) days to submit any necessary additional information to the Committee.  In the event that a thirty (30) day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

(c)           Contents of Notice.  If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.  The notice shall (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary.  The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.  In the case of a complete or partial denial of a Disability benefit claim, the notice shall provide a statement that the Committee will provide to the Claimant, upon request and free of charge, a copy of any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the decision.

7.02           Appeal of Denied Claims.  A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”).  A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee.  All written comments, documents, records, and other information shall be considered “relevant” if the information (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions.  The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)           In General.  Appeal of a denied benefits claim (other than a Disability benefits claim) must be filed in writing with the Appeals Committee no later than sixty (60) days after receipt of the written notification of such claim denial.  The Appeals Committee shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the appeal (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim).  If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension.  The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review.  The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)           Disability Benefits.  Appeal of a denied Disability benefits claim must be filed in writing with the Appeals Committee no later than one hundred eighty (180) days after receipt of the written notification of such claim denial.  The review shall be conducted by the Appeals Committee (exclusive of the person who made the initial adverse decision or such person’s subordinate).  In reviewing the appeal, the Appeals Committee shall (i) not afford deference to the initial denial of the claim, (ii) consult a medical professional who has appropriate training and experience in the field of medicine relating to the Claimant’s disability and who was neither consulted as part of the initial denial nor is the subordinate of such individual and (iii) identify the medical or vocational experts whose advice was obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decision.  The Appeals Committee shall make its decision regarding the merits of the denied claim within forty-five (45) days following receipt of the appeal (or within ninety (90) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim).  If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension.  The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review.  Following its review of any additional information submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim.

(c)           Contents of Notice.  If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.  The decision on review shall set forth (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.  For the denial of a Disability benefit, the notice will also include a statement that the Appeals Committee will provide, upon request and free of charge, (i) any internal rule, guideline, protocol or other similar criterion relied upon in making the decision, (ii) any medical opinion relied upon to make the decision and (iii) the required statement under Section 2560.503-1(j)(5)(iii) of the Department of Labor regulations.

(d)           Discretion of Appeals Committee.  All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

ARTICLE VIII

MISCELLANEOUS

8.01           Non-Guarantee of Employment or Pension.  Nothing contained in the Plan shall be construed as a contract of employment between the Employer and any Participant or Employee, or as a right of any such Participant or Employee to be continued in the employment of the Employer, or as a limitation on the right of the Employer to deal with any Participant or Employee as to their hiring, discharge, layoff, compensation, and all other conditions of employment in all respects as though the Plan did not exist.  Nothing herein shall be construed as a contract or guarantee of any right to continue or accrue benefits under the Pension Plan.  Such rights and benefits shall be determined solely by the terms of the Pension Plan.

8.02           Rights and Pension Plan.  Nothing in this Plan shall be construed to limit, broaden, restrict, or grant any right to a Participant, Employee, or Beneficiary under the Pension Plan, or to grant any additional rights to any such Participant, Employee, or Beneficiary under the Pension Plan, or in any way to limit, modify, repeal or otherwise affect the Employer's right to amend or modify the Pension Plan.

8.03           Amendment, Modification, Suspension or Termination.  The Committee may amend or terminate this portion of the Plan in whole or in part, except to the extent that such power has been expressly reserved otherwise under the terms of this portion of the Plan, provided, however, that no such amendment or termination shall cause a reduction or cessation of the Supplemental Pension Benefit of any Participant or Beneficiary accrued prior to the adoption of such vote of amendment or termination.  The Board of Directors may also terminate this portion of the Plan and pay Participants (and beneficiaries) their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

8.04           Plan Administration.  The Plan shall be operated and administered by the Committee whose decisions on all matters involving the interpretation and administration of the Plan shall be final and binding.  The Committee shall be the named fiduciary and plan administrator for purposes of ERISA.

8.05           Spendthrift Provision.  No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by the payee; and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit under the Plan.

8.06           Administrative Powers.  The Committee, in addition to the general powers set forth in Section 8.04, shall have the following specific discretionary powers, subject to ERISA:

(a)  To establish the manner of disbursement of benefits;

(b)  To establish and enforce such rules and administrative procedures as the Committee deems necessary and appropriate to carry out the Plan;

(c)  To employ actuaries, attorneys and accountants and other agents and advisors, and to delegate to such persons such powers and responsibilities as the Committee shall determine;

(d)  To decide all questions concerning the administration of the Plan;

(e)  To establish the basis for benefit calculations made pursuant to the Plan;

(f)  To request the Company to make appropriate contributions to satisfy any funding requirements under the Plan.

8.07           Disclosure.  Each Participant shall receive a copy of the Plan and the Committee will make available for inspection by any Participant, surviving spouse or Beneficiary a copy of any rules or regulations as such may be used or adopted by the Committee in administering the Plan from time to time.

8.08           Incapacity.  In the event that a Participant, surviving spouse or Beneficiary is declared incompetent and a conservator or other person legally charged with the care of his or her person or his or her estate is appointed, any benefits under the Plan to which such Participant, surviving spouse or Beneficiary is entitled may be paid to such conservator or other person legally charged with the care of his or her person or his or her estate.

8.09           Unclaimed Benefit.  Each Participant shall keep the Committee informed of his or her current address and the current address of his or her surviving spouse or Beneficiary.  The Committee shall not be obligated to search for the whereabouts of any person.  If the location of a Participant is not made known to the Committee within three (3) years after the date on which the Participant's benefit under this Plan is due, payment may be made as though the Participant had died at the end of the three-year period.  If, within one (1) additional year after such three-year period has elapsed, or within three (3) years after the actual death of the Participant, the Committee is unable to locate any surviving spouse or Beneficiary of the Participant, then the Employer shall have no further obligation to pay any benefit hereunder to such Participant, surviving spouse or Beneficiary or any other person and such benefit shall be irrevocably forfeited to the Employer.

8.10           Limitation on Liability.  Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Employer or as a Committee or other fiduciary shall be liable to any Participant, former Participant, surviving spouse, Beneficiary or any other person for any claim, benefit, loss, or expense incurred in connection with the Plan, except as allowed by ERISA.

8.11           Fiduciary Responsibility.  In carrying out their responsibilities under the Plan, the Committee and any other fiduciary hereunder shall act solely in the interest of Participants, their surviving spouses or Beneficiaries and with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in similar circumstances.

8.12           Withholding.  The Employer shall have the right to deduct from the amount of any payment to a Participant, surviving spouse or Beneficiary, any federal, state or other taxes required by law to be withheld.

8.13           Successor Employer.  In the event of the dissolution, merger, consolidation or reorganization of the Employer, provision may be made by which a successor to all or a major portion of the Employer's property or business shall continue the Plan, and the successor shall have all of the power, duties and responsibilities of the Employer under the Plan.

8.14           Governing Law.  This Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Connecticut, to the extent not preempted by ERISA.

IN WITNESS WHEREOF, this Plan document has been executed by a duly authorized officer of the Company.

Dated: August 4, 2008

                              THE UNITED ILLUMINATING COMPANY

Witnesses
/s/ Angel Bruno	By: /s/ James P. Torgerson
James P. Torgerson
Its Chief Executive Officer

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
OF
THE UNITED ILLUMINATING COMPANY
NON-GRANDFATHERED BENEFIT PROVISIONS

EXHIBIT A

As of August 4, 2008

THE UNITED ILLUMINATING COMPANY
UIL HOLDINGS CORPORATION